SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934
(Amendment No. 6)

Hutchison Telecommunications International Limited

(Name of Issuer)

Ordinary Shares, nominal value HK$0.25 each

(Title of Class of Securities)

44841T 10 7

(CUSIP Number)

Edith Shih

Hutchison Whampoa Limited

22nd Floor, Hutchison House

10 Harcourt Road

Hong Kong

(852-2128-1188)

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

March 15, 2010

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), (f) or (g), check the following box ☐.

This Amendment No. 6 (the “Amendment”) amends and supplements the statement on Schedule 13D, filed by the Reporting Persons on June 30, 2005, as amended by Amendment No. 1, filed by the Reporting Persons on August 12, 2005, Amendment No. 2, filed by the Reporting Persons on December 27, 2005, Amendment No. 3, filed by the Reporting Persons on January 15, 2008, Amendment No. 4, filed by the Reporting Persons on November 7, 2008, and Amendment No. 5, filed by the Reporting Persons on January 8, 2010 (the “Schedule 13D”), relating to the Ordinary Shares, nominal value HK$0.25 each (“Ordinary Shares”), of Hutchison Telecommunications International Limited, a company incorporated in the Cayman Islands (the “Issuer”).

Item 2.	Identity and Background.
Schedules I to XXV are hereby amended and restated in this Amendment No. 6.

Item 4.	Purpose of Transaction.

Scheme of Arrangement

As previously disclosed, HWL, HTHL and the Issuer made a joint announcement on January 8, 2010 (the “Joint Announcement”) that HTHL, an indirect wholly-owned subsidiary of HWL, had requested the board of directors of the Issuer to put forward a proposal (the “Share Proposal”) regarding a privatization of the Issuer by way of a scheme of arrangement (the “Scheme”) under Section 86 of the Companies Law of the Cayman Islands.

On March 15, 2010, HWL, HTHL and the Issuer jointly issued a scheme document (the “Scheme Document”) formally proposing the Share Proposal and the Scheme.  The Scheme Document contains detailed descriptions of the Share Proposal and the Scheme (which, in substance, are being proposed on the terms previously disclosed in the Joint Announcement).  The Scheme Document has been filed with the Securities and Exchange Commission as an exhibit to a Transaction Statement on Schedule 13E-3 filed jointly by HWL, HTHL and the Issuer on March 15, 2010, and is made an exhibit hereto and incorporated herein by reference.

As described in more detail in the Scheme Document, a court meeting and an extraordinary general meeting of shareholders of the Issuer are expected to be held in connection with the Share Proposal and the Scheme on May 12, 2010.  The respective notices of the court meeting and the extraordinary general meeting are set out in the Scheme Document.  A court hearing of the petition to sanction the Scheme is expected to be held in the Grand Court of the Cayman Islands on May 21, 2010.  Subject to all the conditions of the Share Proposal and the Scheme being fulfilled or waived, as applicable, the Scheme is expected to become effective on or about May 24, 2010.

Also on March 15, 2010, Goldman Sachs (Asia) L.L.C., on behalf of HTHL, dispatched option proposal letters to holders of share options of the Issuer setting forth the terms of a conditional offer to cancel all outstanding share options of the Issuer.  A sample option proposal letter is set out at the end of the Scheme Document.

This item is qualified in its entirety by reference to the Scheme Document, which is incorporated herein by reference to the Schedule 13E-3 described above.

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.
The response set forth in Item 6 of the Schedule 13D is hereby amended by the addition of the paragraph set forth under Item 4 above.

Item 7.	Material to be Filed as Exhibits.

Exhibit 16

Scheme Document, dated March 15, 2010, including sample Option Proposal letter set out at the end thereof (incorporated by reference to Exhibit (a)(3)(1) to the Transaction Statement on Schedule 13E-3 jointly filed by HWL, HTHL and the Issuer on March 15, 2010)

2

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: March 16, 2010

HUTCHISON WHAMPOA LIMITED

By:	/s/ Susan Chow
Name:	Susan Chow
Title:	Deputy Group Managing Director

HUTCHISON TELECOMMUNICATIONS INVESTMENT HOLDINGS LIMITED

HUTCHISON TELECOMMUNICATIONS HOLDINGS LIMITED

By:	/s/ Susan Chow
Name:	Susan Chow
Title:	Director

CHEUNG KONG (HOLDINGS) LIMITED

CONTINENTAL REALTY LTD

KAM CHIN INVESTMENT S.A.

SHINING HEIGHTS PROFITS LIMITED

WHITE RAIN ENTERPRISES LIMITED

POLYCOURT LIMITED

RICHLAND REALTY LIMITED

TOP WIN INVESTMENT LIMITED

HALDANER LIMITED

WINBO POWER LIMITED

GOOD ENERGY LIMITED

ORIENTAL TIME INVESTMENT LIMITED

WELL KARIN LIMITED

FUMANDA LIMITED

HARVESTIME HOLDINGS LIMITED

HARROWGATE INVESTMENTS LIMITED

HISLOP RESOURCES LIMITED

MIRABOLE LIMITED

WEALTH PLEASURE LIMITED

GUIDEFIELD LIMITED

HEY DARLEY LIMITED

CHEUNG KONG ENTERPRISES LIMITED

By:	/s/ Edmond Ip
Name:	Edmond Ip
Title:	Director

3

SCHEDULE I

Executive Officers and Directors of

Hutchison Whampoa Limited

Name and Business Address(1a)	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization

LI Ka-shing 7th Floor, Cheung Kong Center 2 Queen’s Road Central Hong Kong	Hong Kong	Chairman, Hutchison Whampoa Limited Chairman, Cheung Kong (Holdings) Limited

LI Tzar Kuoi, Victor 7th Floor, Cheung Kong Center 2 Queen’s Road Central Hong Kong	Hong Kong

Deputy Chairman and Executive Director, Hutchison Whampoa Limited
Deputy Chairman and Managing Director, Cheung Kong (Holdings) Limited
Chairman, Cheung Kong Infrastructure Holdings Limited(2)
Chairman, CK Life Sciences Int’l.,(Holdings) Inc.(3)
Co-Chairman, Husky Energy Inc.(4)
Executive Director, Hongkong Electric Holdings Limited(5)
Director, The Hongkong and Shanghai Banking Corporation Limited (banking),
No. 1 Queen’s Road Central, Hong Kong

FOK Kin-ning, Canning	British

Group Managing Director and Executive Director, Hutchison Whampoa Limited
Chairman, Hutchison Harbour Ring Limited(8)
Chairman, Hutchison Telecommunications International Limited(9)
Chairman, Hutchison Telecommunications Hong Kong Holdings Limited(7)
Chairman, Hutchison Telecommunications (Australia) Limited(6)
Chairman, Hongkong Electric Holdings Limited(5)
Co-Chairman, Husky Energy Inc.(4)
Deputy Chairman, Cheung Kong Infrastructure Holdings Limited(2)
Non-executive Director, Cheung Kong (Holdings) Limited

SCHEDULE I (continued)

Executive Officers and Directors of

Hutchison Whampoa Limited

Name and Business Address(1a)	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization

CHOW WOO Mo Fong, Susan	British

Deputy Group Managing Director and
Executive Director, Hutchison Whampoa Limited
Executive Director, Cheung Kong Infrastructure Holdings Limited(2)
Executive Director, Hutchison Harbour Ring Limited(8)
Executive Director, Hongkong Electric Holdings Limited(5)
Director, Hutchison Telecommunications (Australia) Limited(6)
Non-executive Director, Hutchison Telecommunications International Limited(9)
Non-executive Director, Hutchison Telecommunications Hong Kong Holdings Limited(7)
Non-executive Director, TOM Group Limited(10)
Director, Hutchison Telecommunications Investment Holdings Limited
Director, Hutchison Telecommunications Holdings Limited

Frank John SIXT	Canadian

Group Finance Director and Executive Director, Hutchison Whampoa Limited
Non-executive Chairman, TOM Group Limited(10)
Executive Director, Cheung Kong Infrastructure Holdings Limited(2)
Executive Director, Hongkong Electric Holdings Limited(5)
Director, Hutchison Telecommunications (Australia) Limited(6)
Director, Husky Energy Inc.(4)
Non-executive Director, Hutchison Telecommunications International Limited(9)
Non-executive Director, Hutchison Telecommunications Hong Kong Holdings Limited(7)
Non-executive Director, Cheung Kong (Holdings) Limited
Director, Hutchison Telecommunications Investment Holdings Limited
Director, Hutchison Telecommunications Holdings Limited

LAI Kai Ming, Dominic	Canadian

Executive Director, Hutchison Whampoa Limited
Deputy Chairman, Hutchison Harbour Ring Limited(8)
Director, Hutchison Telecommunications (Australia) Limited(6)
Non-executive Director, Hutchison Telecommunications Hong Kong Holdings Limited(7)

George Colin MAGNUS Room 701, Carpo Commercial Building 18-20 Lyndhurst Terrace Central Hong Kong	British

Non-executive Director, Hutchison Whampoa Limited
Non-executive Director, Cheung Kong (Holdings) Limited
Non-executive Director, Hongkong Electric Holdings Limited(5)
Non-executive Director, Cheung Kong Infrastructure Holdings Limited(2)

SCHEDULE I (continued)

Executive Officers and Directors of

Hutchison Whampoa Limited

Name and Business Address	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization

KAM Hing Lam 7th Floor, Cheung Kong Center 2 Queen’s Road Central Hong Kong	Hong Kong

Executive Director, Hutchison Whampoa Limited
Deputy Managing Director, Cheung Kong (Holdings) Limited
Group Managing Director, Cheung Kong Infrastructure Holdings Limited(2)
President and Chief Executive Officer, CK Life Sciences Int’l., (Holdings) Inc.(3)
Executive Director, Hongkong Electric Holdings Limited(5)
Non-executive Director, Spark Infrastructure Group (Infrastructure)
(Level 6, 255 George Street, Sydney, NSW 2000, Australia)

Michael David KADOORIE 24th Floor, St. George’s Building, Building 2 Ice House Street Central, Hong Kong	Hong Kong

Independent Non-executive Director, Hutchison Whampoa Limited
Chairman, CLP Holdings Limited (investment holding), 147 Argyle Street, Kowloon, Hong Kong
Chairman, The Hongkong and Shanghai Hotels, Limited (hotel catering and real estate), 8th Floor, St. George’s Building, 2 Ice House Street, Central, Hong Kong
Chairman, Heliservices (Hong Kong) Limited (provision of helicopter services), 2107 St. George’s Building, 2 Ice House Street, Central, Hong Kong
Alternate Director, Hong Kong Aircraft Engineering Company Limited (overhaul and maintenance of commercial aircraft), 35th Floor, Two Pacific Place, 88 Queensway, Hong Kong

Holger KLUGE Suite 509, 33 Delisle Ave., Toronto, Ontario M4V 3C7 Canada	Canadian

Independent Non-executive Director, Hutchison Whampoa Limited
Independent Non-executive Director, Hongkong Electric Holdings Limited(5)
Independent Non-executive Director, Shoppers Drug Mart Corporation (licensor of full-service retail drug stores), 243 Consumers Road, Toronto, Ontario, M2J 4W8, Canada

Margaret LEUNG KO May Yee 8/F., Hang Seng Bank Building 83 Des Voeux Road Central Hong Kong	British

Independent Non-executive Director, Hutchison Whampoa Limited
Vice-chairman and Chief Executive, Hang Seng Bank Limited (banking), 83 Des Voeux Road Central, Hong Kong
Non-executive Director, The Hongkong and Shanghai Banking Corporation Limited (banking), 1 Queen’s Road Central, Hong Kong
Non-executive Director, Swire Pacific Limited (property, aviation, beverage, marine services, trading & industrial), 35th Floor, Two Pacific Place, 88 Queensway, Hong Kong
Chairman, Hang Seng Bank (China) Limited (banking), 27/F., Shanghai Stock Exchange Building, 528 Pudong South Road, Shanghai, PRC
Chairman, Hang Seng School of Commerce (educational institution), Hang Shin Link, Siu Lek Yuen, Shatin, New Territories, Hong Kong
Group General Manager, HSBC Holding Plc (banking), 8 Canada Square, London E14 5HQ, United Kingdom

SCHEDULE I (continued)

Executive Officers and Directors of

Hutchison Whampoa Limited

Name and Business Address	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization

William SHURNIAK 122-3rd Avenue West, Box 1178, Assiniboia, Saskatchewan Canada S0H 0B0	Canadian

Non-executive Director, Hutchison Whampoa Limited
Chairman, Northern Gas Networks Limited (operation
of natural gas distribution network), 1100 Century Way, Thorpe Park Business Park, Colton, Leeds, West Yorkshire, LS15 8TU, United Kingdom
Chairman & Founder, Shurniak Gallery Inc. (art gallery), 122 -3rd Avenue West, Assiniboia, Saskatchewan, Canada SOH 0B0
Deputy Chairman, Husky Energy Inc.(4)

WONG Chung Hin 1225 Prince’s Building 10 Chater Road Hong Kong	British

Independent Non-executive Director, Hutchison Whampoa Limited
Independent Non-executive Director, The Bank of East Asia, Limited (banking),
No. 10 Des Voeux Road Central, Hong Kong
Independent Non-executive Director, Hongkong Electric Holdings Limited(5)

SCHEDULE II

Executive Officers and Directors of

Hutchison Telecommunications Investment Holdings Limited

Name and Business Address(1a)	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization

CHOW WOO Mo Fong, Susan	British

Director, Hutchison Telecommunications Investment Holdings Limited
Deputy Group Managing Director and Executive Director, Hutchison Whampoa Limited
Executive Director, Cheung Kong Infrastructure Holdings Limited(2)
Executive Director, Hutchison Harbour Ring Limited(8)
Executive Director, Hongkong Electric Holdings Limited(5)
Director, Hutchison Telecommunications (Australia) Limited(6)
Non-executive Director, Hutchison Telecommunications International Limited(9)
Non-executive Director, Hutchison Telecommunications Hong Kong Holdings Limited(7)
Non-executive Director, TOM Group Limited(10)
Director, Hutchison Telecommunications Holdings Limited

Frank John SIXT	Canadian

Director, Hutchison Telecommunications Investment Holdings Limited
Group Finance Director and Executive Director,
Hutchison Whampoa Limited
Non-executive Chairman, TOM Group Limited(10)
Executive Director, Cheung Kong Infrastructure Holdings Limited(2)
Executive Director, Hongkong Electric Holdings Limited(5)
Director, Hutchison Telecommunications (Australia) Limited(6)
Director, Husky Energy Inc.(4)
Non-executive Director, Hutchison Telecommunications International Limited(9)
Non-executive Director, Hutchison Telecommunications Hong Kong Holdings Limited(7)
Non-executive Director, Cheung Kong (Holdings) Limited
Director, Hutchison Telecommunications Holdings Limited

HO Wai Leung, Edmond Hutchison House 5 Hester Road London SW11 4AN United Kingdom	British

Director, Hutchison Telecommunications Investment Holdings Limited
Director, Hutchison Whampoa (Europe) Limited, (consultancy services), Hutchison House, 5 Hester Road, London SW11 4AN, United Kingdom
Director, Hutchison Whampoa (UK) Limited (investment holding), Hutchison House, 5 Hester Road, London SW11 4AN, United Kingdom
Director, Hutchison Whampoa Properties (Europe) Limited
(project management), Hutchison House, 5 Hester Road, London SW11 4AN, United Kingdom
Director, Hutchison Telecommunications Holdings Limited

SCHEDULE II (continued)

Executive Officers and Directors of

Hutchison Telecommunications Investment Holdings Limited

Name and Business Address	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization

SNG Cheng Khoong, Robin 5000D #12-14 Marine Parade Road, Singapore 449287	Singaporean	Director, Hutchison Telecommunications Investment Holdings Limited Director, Hutchison Telecommunications Holdings Limited

CHAN Waichi, Richard 41, rue Siggy vu Letzebuerg, Apartment 14, L-1933 Limpertsberg, Luxembourg	American

Director, Hutchison Telecommunications Investment Holdings Limited
Director, Hutchison Telecommunications Holdings Limited
Director, Hutchison Whampoa Europe Investment S.à r.l.
(investment holding), 7, rue du Marche aux Herbes, L-1728 Luxembourg

SCHEDULE III

Executive Officers and Directors of

Hutchison Telecommunications Holdings Limited

Name and Business Address(1a)	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization

CHOW WOO Mo Fong, Susan	British

Director, Hutchison Telecommunications Holdings Limited
Deputy Group Managing Director and Executive Director, Hutchison Whampoa Limited
Executive Director, Cheung Kong Infrastructure Holdings Limited(2)
Executive Director, Hutchison Harbour Ring Limited(8)
Executive Director, Hongkong Electric Holdings Limited(5)
Director, Hutchison Telecommunications (Australia) Limited(6)
Non-executive Director, Hutchison Telecommunications International Limited(9)
Non-executive Director, Hutchison Telecommunications Hong Kong Holdings Limited(7)
Non-executive Director, TOM Group Limited(10)
Director, Hutchison Telecommunications Investment Holdings Limited

Frank John SIXT	Canadian

Director, Hutchison Telecommunications Holdings Limited
Group Finance Director and Executive Director, Hutchison Whampoa Limited
Non-executive Chairman, TOM Group Limited(10)
Executive Director, Cheung Kong Infrastructure Holdings Limited(2)
Executive Director, Hongkong Electric Holdings Limited(5)
Director, Hutchison Telecommunications (Australia) Limited(6)
Director, Husky Energy Inc.(4)
Non-executive Director, Hutchison Telecommunications International Limited(9)
Non-executive Director, Hutchison Telecommunications Hong Kong Holdings Limited(7)
Non-executive Director, Cheung Kong (Holdings) Limited
Director, Hutchison Telecommunications Investment Holdings Limited

HO Wai Leung, Edmond Hutchison House 5 Hester Road London SW11 4AN United Kingdom	British

Director, Hutchison Telecommunications Holdings Limited
Director, Hutchison Whampoa (Europe) Limited
(consultancy services), Hutchison House, 5 Hester Road, London SW11 4AN, United Kingdom
Director, Hutchison Whampoa (UK) Limited (investment holding), Hutchison House, 5 Hester Road, London SW11 4AN, United Kingdom
Director, Hutchison Whampoa Properties (Europe) Limited, (project management), Hutchison House, 5 Hester Road, London SW11 4AN, United Kingdom
Director, Hutchison Telecommunications Investment Holdings Limited

SCHEDULE III (continued)

Executive Officers and Directors of

Hutchison Telecommunications Holdings Limited

Name and Business Address	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization

SNG Cheng Khoong, Robin 5000D #12-14 Marine Parade Road, Singapore 449287	Singaporean	Director, Hutchison Telecommunications Holdings Limited Director, Hutchison Telecommunications Investment Holdings Limited

CHAN Waichi, Richard 41, rue Siggy vu Letzebuerg, Apartment 14, L-1933 Limpertsberg, Luxembourg	American

Director, Hutchison Telecommunications Holdings Limited
Director, Hutchison Telecommunications Investment Holdings Limited
Director, Hutchison Whampoa Europe Investment S. à r.l.
(investment holding), 7, rue du Marche aux Herbes, L-1728 Luxembourg

SCHEDULE IV

Executive Officers and Directors of

Cheung Kong (Holdings) Limited

Name and Business Address(1b)	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization

LI Ka-shing	Hong Kong	Chairman, Cheung Kong (Holdings) Limited Chairman, Hutchison Whampoa Limited

LI Tzar Kuoi, Victor	Hong Kong

Managing Director and Deputy Chairman, Cheung Kong (Holdings) Limited
Chairman, Cheung Kong Infrastructure Holdings Limited(2)
Chairman, CK Life Sciences Int’l., (Holdings) Inc.(3)
Deputy Chairman and Executive Director, Hutchison Whampoa Limited
Co-Chairman, Husky Energy Inc.(4)
Executive Director, Hongkong Electric Holdings Limited(5)
Director, The Hongkong and Shanghai Banking Corporation Limited (banking),
No. 1 Queen’s Road Central, Hong Kong

KAM Hing Lam	Hong Kong

Deputy Managing Director, Cheung Kong (Holdings) Limited
Group Managing Director, Cheung Kong Infrastructure Holdings Limited(2)
President and Chief Executive Officer, CK Life Sciences Int’l., (Holdings) Inc.(3)
Executive Director, Hongkong Electric Holdings Limited(5)
Executive Director, Hutchison Whampoa Limited
Non-executive Director, Spark Infrastructure Group (Infrastructure)
(Level 6, 255 George Street, Sydney, NSW 2000, Australia)

IP Tak Chuen, Edmond	Hong Kong

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited
Executive Director and Deputy Chairman, Cheung Kong Infrastructure Holdings Limited(2)
Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.(3)
Director, ARA Asset Management (Fortune) Limited(11)
Director, ARA Trust Management (Suntec) Limited(12)
Non-executive Director, ARA Asset Management Limited(13)
Non-executive Director, TOM Group Limited(10)
Non-executive Director, AVIC International Holding (HK) Limited (investment holding), Unit B, 15th Floor, United Centre, 95 Queensway, Hong Kong
Non-executive Director, Excel Technology International Holdings Limited (investment holding), 5/F., 663 King’s Road, North Point, Hong Kong
Non-executive Director, Ruinian International Limited(16)
Non-executive Director, Shougang Concord International Enterprises Company Limited (mining, manufacture and sale of steel and related products, power generation, chartering of vessels), 7th Floor, Bank of East Asia Harbour View Centre, 56 Gloucester Road, Wanchai, Hong Kong

CHUNG Sun Keung, Davy	Hong Kong	Executive Director, Cheung Kong (Holdings) Limited

PAU Yee Wan, Ezra	Hong Kong	Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	Hong Kong	Executive Director, Cheung Kong (Holdings) Limited

CHIU Kwok Hung, Justin	Canadian

Executive Director, Cheung Kong (Holdings) Limited
Chairman, ARA Asset Management (Fortune) Limited(11)
Chairman, ARA Trust Management (Suntec) Limited(12)
Chairman, ARA Asset Management (Prosperity) Limited(14)
Chairman, ARA Asset Management Limited(13)
Director, ARA Fund Management (Asia Dragon) Limited(15)

LEUNG Siu Hon 502 Aon China Building 29 Queen’s Road Central Hong Kong	British	Non-executive Director, Cheung Kong (Holdings) Limited Consultant, Messrs. S.H. Leung and Co. (solicitors’ firm), 502 Aon China Building, 29 Queen’s Road Central, Hong Kong

SCHEDULE IV (continued)

Executive Officers and Directors of

Cheung Kong (Holdings) Limited

Name and Business Address(1b)	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization

FOK Kin-ning, Canning 22nd Floor, Hutchison House 10 Harcourt Road Hong Kong	British

Non-executive Director, Cheung Kong (Holdings) Limited
Group Managing Director and Executive Director, Hutchison Whampoa Limited
Chairman, Hutchison Telecommunications International Limited(9)
Chairman, Hutchison Telecommunications (Australia) Limited(6)
Chairman, Hutchison Telecommunications Hong Kong Holdings Limited(7)
Chairman, Hutchison Harbour Ring Limited(8)
Co-Chairman, Husky Energy Inc.(4)
Deputy Chairman, Cheung Kong Infrastructure Holdings Limited(2)
Chairman, Hongkong Electric Holdings Limited(5)

Frank John SIXT 22nd Floor, Hutchison House 10 Harcourt Road Hong Kong	Canadian

Non-executive Director, Cheung Kong (Holdings) Limited
Group Finance Director and Executive Director, Hutchison Whampoa Limited
Non-executive Chairman, TOM Group Limited(10)
Executive Director, Cheung Kong Infrastructure Holdings Limited(2)
Executive Director, Hongkong Electric Holdings Limited(5)
Director, Hutchison Telecommunications (Australia) Limited(6)
Director, Husky Energy Inc.(4)
Non-executive Director, Hutchison Telecommunications International Limited(9)
Non-executive Director, Hutchison Telecommunications Hong Kong Holdings Limited(7)

CHOW Kun Chee, Roland Room 2008, Melbourne Plaza 33 Queen’s Road Central Hong Kong	British	Non-executive Director, Cheung Kong (Holdings) Limited Consultant, Messrs. Herbert Tsoi and Partners (solicitors’ firm), Room 2008, Melbourne Plaza, 33 Queen’s Road Central, Hong Kong

George Colin MAGNUS Room 701, Carpo Commerical Building 18-20 Lyndhurst Terrace Central Hong Kong	British

Non-executive Director, Cheung Kong (Holdings) Limited
Non-executive Director, Hongkong Electric Holdings Limited(5)
Non-executive Director, Cheung Kong Infrastructure Holdings Limited(2)
Non-executive Director, Hutchison Whampoa Limited

KWOK Tun-li, Stanley Suite 238, 1501 West Broadway Vancouver, British Columbia V6J 4Z6, Canada	Canadian

Independent Non-executive Director, Cheung Kong (Holdings) Limited
Director, Husky Energy Inc. (4)
Director, Amara International Investment Corporation (focusing on real estate and land development, cross-cultural management and strategic partnerships), Suite 238, 1501 West Broadway, Vancouver, British Columbia, V6J 4Z6, Canada
Director, CTC Bank of Canada (banking), 1518 West Broadway, Vancouver, British Columbia, V6J 1W8, Canada

YEH Yuan Chang, Anthony 26th Floor, Tower A Regent Centre 63 Wo Yi Hop Road Kwai Chung Hong Kong	British

Independent Non-executive Director, Cheung Kong (Holdings) Limited
Honorary Life President, Tai Ping Carpets International Limited (manufacturing, importing, exporting and selling carpets, manufacturing and selling yarns), 26th Floor, Tower A, Regent Centre, 63 Wo Yi Hop Road, Kwai Chung, Hong Kong

SCHEDULE IV (continued)

Executive Officers and Directors of

Cheung Kong (Holdings) Limited

Name and Business Address(1b)	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization

Simon MURRAY Suite 3601, Cheung Kong Center 2 Queen’s Road Central Hong Kong	British

Independent Non-executive Director, Cheung Kong (Holdings) Limited
Chairman, General Enterprise Management Services (International) Limited (GEMS Ltd.) (private equity fund management company), Suite 3601, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong
Independent Non-executive Director, Arnhold Holdings Limited (investment holding), 6/F., Victoria Centre, 15 Watson Road, North Point, Hong Kong
Independent Non-executive Director, Orient Overseas (International) Limited (investment holding), 33/F., Harbour Centre, 25 Harbour Road, Hong Kong
Independent Non-executive Director, USI Holdings Limited (investment holding), 27th Floor, Two Landmark East, 100 How Ming Street, Kwun Tong, Kowloon, Hong Kong
Director, Compagnie Financière Richemont SA (design, manufacture and distribution of luxury products), 50 chemin de la chênaie, 1293 Bellevue, Geneva, Switzerland
Director, Sino-Forest Corporation (ownership and management of forest plantation trees, sale of standing timber and logs, and complementary manufacturing of downstream engineered-wood products), 90 Burnhamthorpe Road West , Suite 1208, Mississauga, Ontario, Canada L5B 3C3
Director, Vodafone Group Plc (voice, messaging, data and fixed broadband services), Vodafone House, The Connection, Newbury, Berkshire, RG14 2FN, England

CHOW Nin Mow, Albert Unit 2001, 20/F, West Tower Shun Tak Centre 168 Connaught Road Central Hong Kong	British

Independent Non-executive Director, Cheung Kong (Holdings) Limited
Chairman & Managing Director, Wah Yip (Holdings) Limited (property development and investment), Unit 2001, 20/F, West Tower, Shun Tak Centre, 168 Connaught Road Central, Hong Kong

HUNG Siu-lin, Katherine	Hong Kong	Independent Non-executive Director, Cheung Kong (Holdings) Limited

WONG Yick-ming, Rosanna 23/F., The Hong Kong Federation of Youth Groups Building, 21 Pak Fuk Road, North Point, Hong Kong	Hong Kong

Independent Non-executive Director, Cheung Kong (Holdings) Limited
Executive Director, The Hong Kong Federation of Youth Groups (charitable organisation), 23/F., The Hong Kong Federation of Youth Groups Building, 21 Pak Fuk Road, North Point, Hong Kong
Non-executive Director, The Hongkong and Shanghai Banking Corporation Limited (banking), No. 1 Queen’s Road Central, Hong Kong
Independent Non-executive Director, Hutchison Telecommunications Hong Kong Holdings Limited(7)

CHEONG Ying Chew, Henry 6/F., New Henry House 10 Ice House Street Central Hong Kong	British

Independent Non-executive Director, Cheung Kong (Holdings) Limited
Independent Non-executive Director, Cheung Kong Infrastructure Holdings Limited(2)
Independent Non-executive Director, CNNC International Limited (investment holding), Unit 2809, 28th Floor, China Resources Building, 26 Harbour Road, Wanchai, Hong Kong
Independent Non-executive Director, Excel Technology International Holdings Limited (investment holding), 5/F., 633 King’s Road, North Point, Hong Kong
Independent Non-executive Director, TOM Group Limited(10)
Independent Non-executive Director, SPG Land (Holdings) Limited (development and sale of quality private residential properties in Shanghai, PRC), Unit 5711, 57/F, The Center, 99 Queen’s Road Central, Hong Kong

Independent Non-executive Director, New World Department Store China Limited (investment holding), Room 1403, 14/F., West Wing Office Building, New World Centre, 20 Salisbury Road, Tsimshatsui, Hong Kong
Deputy Chairman and Executive Director, Worldsec Limited (agency broking in securities, futures an options dealing, provide corporate finance, financial advice and nominee services), 6th Floor, New Henry House, 10 Ice House Street, Central, Hong Kong
Independent Non-executive Director, Hutchison Telecommunications Hong Kong Holdings Limited(7)

SCHEDULE V

Executive Officers and Directors of

Continental Realty Ltd.

Name and Business Address(1b)	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization

LI Tzar Kuoi, Victor	Hong Kong

Director, Continental Realty Ltd.

Managing Director and Deputy Chairman, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited(2)

Chairman, CK Life Sciences Int’l., (Holdings) Inc.(3)

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.(4)

Executive Director, Hongkong Electric Holdings Limited(5)

Director, The Hongkong and Shanghai Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	Hong Kong

Director, Continental Realty Ltd.

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Executive Director and Deputy Chairman, Cheung Kong Infrastructure Holdings Limited(2)

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.(3)

Director, ARA Asset Management (Fortune) Limited(11)

Director, ARA Trust Management (Suntec) Limited(12)

Non-executive Director, ARA Asset Management Limited(13)

Non-executive Director, TOM Group Limited(10)

Non-executive Director, AVIC International Holding (HK) Limited (investment holding), Unit B, 15th Floor, United Centre, 95 Queensway, Hong Kong

Non-executive Director, Excel Technology International Holdings Limited (investment holding), 5/F., 663 King’s Road, North Point, Hong Kong

Non- executive Director, Ruinian International Limited(16)

Non-executive Director, Shougang Concord International Enterprises Company Limited (mining, manufacture and sale of steel and related products, power generation, chartering of vessels), 7th Floor, Bank of East Asia Harbour View Centre, 56 Gloucester Road, Wanchai, Hong Kong

PAU Yee Wan, Ezra	Hong Kong	Director, Continental Realty Ltd. Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	Hong Kong	Director, Continental Realty Ltd. Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong

Director, Continental Realty Ltd.

Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited

Alternate Director, Cheung Kong Infrastructure Holdings Limited(2)

Director, ARA Asset Management (Fortune) Limited(11)

MAN Ka Keung, Simon	Australian	Director, Continental Realty Ltd. Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited Alternate Director, Cheung Kong Infrastructure Holdings Limited(2)

SCHEDULE VI

Executive Officers and Directors of

Kam Chin Investment S.A.

Name and Business Address(1b)	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization

LI Tzar Kuoi, Victor	Hong Kong

Director, Kam Chin Investment S.A.

Deputy Chairman and Managing Director, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited(2)

Chairman, CK Life Sciences Int’l., (Holdings) Inc.(3)

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.(4)

Executive Director, Hongkong Electric Holdings Limited(5)

Director, The Hongkong and Shanghai Banking Corporation Limited (banking), No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	Hong Kong

Director, Kam Chin Investment S.A.

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Executive Director and Deputy Chairman, Cheung Kong Infrastructure Holdings Limited(2)

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.(3)

Director, ARA Asset Management (Fortune) Limited(11)

Director, ARA Trust Management (Suntec) Limited(12)

Non-executive Director, ARA Asset Management Limited(13)

Non-executive Director, TOM Group Limited(10)

Non-executive Director, AVIC International Holding (HK) Limited (investment holding), Unit B, 15th Floor, United Centre, 95 Queensway, Hong Kong

Non-executive Director, Excel Technology International Holdings Limited (investment holding), 5/F., 663 King’s Road, North Point, Hong Kong

Non-executive Director, Ruinian International Limited(16)

Non-executive Director, Shougang Concord International Enterprises Company Limited (mining, manufacture and sale of steel and related products, power generation, chartering of vessels), 7th Floor, Bank of East Asia Harbour View Centre, 56 Gloucester Road, Wanchai, Hong Kong

PAU Yee Wan, Ezra	Hong Kong	Director, Kam Chin Investment S.A. Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	Hong Kong	Director, Kam Chin Investment S.A. Executive Director, Cheung Kong (Holdings) Limited

SCHEDULE VII

Executive Officers and Directors of

Shining Heights Profits Limited

Name and Business Address(1b)	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization

LI Tzar Kuoi, Victor	Hong Kong

Director, Shining Heights Profits Limited

Deputy Chairman and Managing Director, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited(2)

Chairman, CK Life Sciences Int’l., (Holdings) Inc.(3)

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.(4)

Executive Director, Hongkong Electric Holdings Limited(5)

Director, The Hongkong and Shanghai Banking Corporation Limited (banking), No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	Hong Kong

Director, Shining Heights Profits Limited

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Executive Director and Deputy Chairman, Cheung Kong Infrastructure Holdings Limited(2)

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.(3)

Director, ARA Asset Management (Fortune) Limited(11)

Director, ARA Trust Management (Suntec) Limited(12)

Non-executive Director, ARA Asset Management Limited(13)

Non-executive Director, TOM Group Limited(10)

Non-executive Director, AVIC International Holding (HK) Limited (investment holding), Unit B, 15th Floor, United Centre, 95 Queensway, Hong Kong

Non-executive Director, Excel Technology International Holdings Limited (investment holding), 5/F., 663 King’s Road, North Point, Hong Kong

Non-executive Director, Ruinian International Limited(16)

Non-executive Director, Shougang Concord International Enterprises Company Limited (mining, manufacture and sale of steel and related products, power generation, chartering of vessels), 7th Floor, Bank of East Asia Harbour View Centre, 56 Gloucester Road, Wanchai, Hong Kong

PAU Yee Wan, Ezra	Hong Kong	Director, Shining Heights Profits Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong

Director, Shining Heights Profits Limited

Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited

Alternate Director, Cheung Kong Infrastructure Holdings Limited(2)

Director, ARA Asset Management (Fortune) Limited(11)

MAN Ka Keung, Simon	Australian	Director, Shining Heights Profits Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited Alternate Director, Cheung Kong Infrastructure Holdings Limited(2)

SCHEDULE VIII

Executive Officers and Directors of

White Rain Enterprises Limited

Name and Business Address(1b)	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization

LI Tzar Kuoi, Victor	Hong Kong

Director, White Rain Enterprises Limited

Deputy Chairman and Managing Director, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited(2)

Chairman, CK Life Sciences Int’l., (Holdings) Inc.(3)

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.(4)

Executive Director, Hongkong Electric Holdings Limited(5)

Director, The Hongkong and Shanghai Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	Hong Kong

Director, White Rain Enterprises Limited

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Executive Director and Deputy Chairman, Cheung Kong Infrastructure Holdings Limited(2)

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.(3)

Director, ARA Asset Management (Fortune) Limited(11)

Director, ARA Trust Management (Suntec) Limited(12)

Non-executive Director, ARA Asset Management Limited(13)

Non-executive Director, TOM Group Limited(10)

Non-executive Director, AVIC International Holding (HK) Limited (investment holding), Unit B, 15th Floor, United Centre, 95 Queensway, Hong Kong

Non-executive Director, Excel Technology International Holdings Limited (investment holding), 5/F., 663 King’s Road, North Point, Hong Kong

Non-executive Director, Ruinian International Limited(16)

Non-executive Director, Shougang Concord International Enterprises Company Limited (mining, manufacture and sale of steel and related products, power generation, chartering of vessels), 7th Floor, Bank of East Asia Harbour View Centre, 56 Gloucester Road, Wanchai, Hong Kong

PAU Yee Wan, Ezra	Hong Kong	Director, White Rain Enterprises Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	Hong Kong	Director, White Rain Enterprises Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong

Director, White Rain Enterprises Limited

Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited

Alternate Director, Cheung Kong Infrastructure Holdings Limited(2)

Director, ARA Asset Management (Fortune) Limited(11)

MAN Ka Keung, Simon	Australian	Director, White Rain Enterprises Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited Alternate Director, Cheung Kong Infrastructure Holdings Limited(2)

SCHEDULE IX

Executive Officers and Directors of

Polycourt Limited

Name and Business Address(1b)	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization

LI Tzar Kuoi, Victor	Hong Kong

Director, Polycourt Limited

Deputy Chairman and Managing Director, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited(2)

Chairman, CK Life Sciences Int’l., (Holdings) Inc.(3)

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.(4)

Executive Director, Hongkong Electric Holdings Limited(5)

Director, The Hongkong and Shanghai Banking Corporation Limited (banking), No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	Hong Kong

Director, Polycourt Limited

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Executive Director and Deputy Chairman, Cheung Kong Infrastructure Holdings Limited(2)

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.(3)

Director, ARA Asset Management (Fortune) Limited(11)

Director, ARA Trust Management (Suntec) Limited(12)

Non-executive Director, ARA Asset Management Limited(13)

Non-executive Director, TOM Group Limited(10)

Non-executive Director, AVIC International Holding (HK) Limited (investment holding), Unit B, 15th Floor, United Centre, 95 Queensway, Hong Kong

Non-executive Director, Excel Technology International Holdings Limited (investment holding), 5/F., 663 King’s Road, North Point, Hong Kong

Non-executive Director, Ruinian International Limited(16)

Non-executive Director, Shougang Concord International Enterprises Company Limited (mining, manufacture and sale of steel and related products, power generation, chartering of vessels), 7th Floor, Bank of East Asia Harbour View Centre, 56 Gloucester Road, Wanchai, Hong Kong

PAU Yee Wan, Ezra	Hong Kong	Director, Polycourt Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	Hong Kong	Director, Polycourt Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong

Director, Polycourt Limited

Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited

Alternate Director, Cheung Kong Infrastructure Holdings Limited(2)

Director, ARA Asset Management (Fortune) Limited(11)

MAN Ka Keung, Simon	Australian	Director, Polycourt Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited Alternate Director, Cheung Kong Infrastructure Holdings Limited(2)

SCHEDULE X

Executive Officers and Directors of

Richland Realty Limited

Name and Business Address(1b)	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization

LI Tzar Kuoi, Victor	Hong Kong

Director, Richland Realty Limited

Deputy Chairman and Managing Director, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited(2)

Chairman, CK Life Sciences Int’l., (Holdings) Inc.(3)

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.(4)

Executive Director, Hongkong Electric Holdings Limited(5)

Director, The Hongkong and Shanghai Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	Hong Kong

Director, Richland Realty Limited

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Executive Director and Deputy Chairman, Cheung Kong Infrastructure Holdings Limited(2)

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.(3)

Director, ARA Asset Management (Fortune) Limited(11)

Director, ARA Trust Management (Suntec) Limited(12)

Non-executive Director, ARA Asset Management Limited(13)

Non-executive Director, TOM Group Limited(10)

Non-executive Director, AVIC International Holding (HK) Limited (investment holding), Unit B, 15th Floor, United Centre, 95 Queensway, Hong Kong

Non-executive Director, Excel Technology International Holdings Limited (investment holding), 5/F., 663 King’s Road, North Point, Hong Kong
Non-executive Director, Ruinian International Limited(16)

Non-executive Director, Shougang Concord International Enterprises Company Limited (mining, manufacture and sale of steel and related products, power generation, chartering of vessels), 7th Floor, Bank of East Asia Harbour View Centre, 56 Gloucester Road, Wanchai, Hong Kong

PAU Yee Wan, Ezra	Hong Kong	Director, Richland Realty Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	Hong Kong	Director, Richland Realty Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong

Director, Richland Realty Limited

Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited

Alternate Director, Cheung Kong Infrastructure Holdings Limited(2)

Director, ARA Asset Management (Fortune) Limited(11)

MAN Ka Keung, Simon	Australian	Director, Richland Realty Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited Alternate Director, Cheung Kong Infrastructure Holdings Limited(2)

SCHEDULE XI

Executive Officers and Directors of

Top Win Investment Limited

Name and Business Address(1b)	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization

LI Tzar Kuoi, Victor	Hong Kong

Director, Top Win Investment Limited

Deputy Chairman and Managing Director, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited(2)

Chairman, CK Life Sciences Int’l., (Holdings) Inc.(3)

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.(4)

Executive Director, Hongkong Electric Holdings Limited(5)

Director, The Hongkong and Shanghai Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	Hong Kong

Director, Top Win Investment Limited

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Executive Director and Deputy Chairman, Cheung Kong Infrastructure Holdings Limited(2)

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.(3)

Director, ARA Asset Management (Fortune) Limited(11)

Director, ARA Trust Management (Suntec) Limited(12)

Non-executive Director, ARA Asset Management Limited(13)

Non-executive Director, TOM Group Limited(10)

Non-executive Director, AVIC International Holding (HK) Limited (investment holding), Unit B, 15th Floor, United Centre, 95 Queensway, Hong Kong

Non-executive Director, Excel Technology International Holdings Limited (investment holding), 5/F., 663 King’s Road, North Point, Hong Kong

Non-executive Director, Ruinian International Limited(16)

Non-executive Director, Shougang Concord International Enterprises Company Limited (mining, manufacture and sale of steel and related products, power generation, chartering of vessels), 7th Floor, Bank of East Asia Harbour View Centre, 56 Gloucester Road, Wanchai, Hong Kong

PAU Yee Wan, Ezra	Hong Kong	Director, Top Win Investment Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	Hong Kong	Director, Top Win Investment Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong

Director, Top Win Investment Limited

Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited

Alternate Director, Cheung Kong Infrastructure Holdings Limited(2)

Director, ARA Asset Management (Fortune) Limited(11)

MAN Ka Keung, Simon	Australian	Director, Top Win Investment Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited Alternate Director, Cheung Kong Infrastructure Holdings Limited(2)

SCHEDULE XII

Executive Officers and Directors of

Haldaner Limited

Name and Business Address(1b)	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization

LI Tzar Kuoi, Victor	Hong Kong

Director, Haldaner Limited

Deputy Chairman and Managing Director, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited(2)

Chairman, CK Life Sciences Int’l., (Holdings) Inc.(3)

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.(4)

Executive Director, Hongkong Electric Holdings Limited(5)

Director, The Hongkong and Shanghai Banking Corporation Limited (banking), No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	Hong Kong

Director, Haldaner Limited

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Executive Director and Deputy Chairman, Cheung Kong Infrastructure Holdings Limited(2)

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.(3)

Director, ARA Asset Management (Fortune) Limited(11)

Director, ARA Trust Management (Suntec) Limited(12)

Non-executive Director, ARA Asset Management Limited(13)

Non-executive Director, TOM Group Limited(10)

Non-executive Director, AVIC International Holding (HK) Limited (investment holding), Unit B, 15th Floor, United Centre, 95 Queensway, Hong Kong

Non-executive Director, Excel Technology International Holdings Limited (investment holding), 5/F., 663 King’s Road, North Point, Hong Kong

Non-executive Director, Ruinian International Limited(16)

Non-executive Director, Shougang Concord International Enterprises Company Limited (mining, manufacture and sale of steel and related products, power generation, chartering of vessels), 7th Floor, Bank of East Asia Harbour View Centre, 56 Gloucester Road, Wanchai, Hong Kong

PAU Yee Wan, Ezra	Hong Kong	Director, Haldaner Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	Hong Kong	Director, Haldaner Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong

Director, Haldaner Limited

Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited

Alternate Director, Cheung Kong Infrastructure Holdings Limited(2)

Director, ARA Asset Management (Fortune) Limited(11)

MAN Ka Keung, Simon	Australian	Director, Haldaner Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited Alternate Director, Cheung Kong Infrastructure Holdings Limited(2)

SCHEDULE XIII

Executive Officers and Directors of

Winbo Power Limited

Name and Business Address(1b)	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization

LI Tzar Kuoi, Victor	Hong Kong

Director, Winbo Power Limited

Deputy Chairman and Managing Director, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited(2)

Chairman, CK Life Sciences Int’l., (Holdings) Inc.(3)

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.(4)

Executive Director, Hongkong Electric Holdings Limited(5)

Director, The Hongkong and Shanghai Banking Corporation Limited (banking), No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	Hong Kong

Director, Winbo Power Limited

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Executive Director and Deputy Chairman, Cheung Kong Infrastructure Holdings Limited(2)

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.(3)

Director, ARA Asset Management (Fortune) Limited(11)

Director, ARA Trust Management (Suntec) Limited(12)

Non-executive Director, ARA Asset Management Limited(13)

Non-executive Director, TOM Group Limited(10)

Non-executive Director, AVIC International Holding (HK) Limited (investment holding), Unit B, 15th Floor, United Centre, 95 Queensway, Hong Kong

Non-executive Director, Excel Technology International Holdings Limited (investment holding), 5/F., 663 King’s Road, North Point, Hong Kong

Non-executive Director, Ruinian International Limited(16)

Non-executive Director, Shougang Concord International Enterprises Company Limited (mining, manufacture and sale of steel and related products, power generation, chartering of vessels), 7th Floor, Bank of East Asia Harbour View Centre, 56 Gloucester Road, Wanchai, Hong Kong

PAU Yee Wan, Ezra	Hong Kong	Director, Winbo Power Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	Hong Kong	Director, Winbo Power Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong

Director, Winbo Power Limited

Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited

Alternate Director, Cheung Kong Infrastructure Holdings Limited(2)

Director, ARA Asset Management (Fortune) Limited(11)

MAN Ka Keung, Simon	Australian	Director, Winbo Power Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited Alternate Director, Cheung Kong Infrastructure Holdings Limited(2)

SCHEDULE XIV

Executive Officers and Directors of

Good Energy Limited

Name and Business Address(1b)	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization

LI Tzar Kuoi, Victor	Hong Kong

Director, Good Energy Limited

Deputy Chairman and Managing Director, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited(2)

Chairman, CK Life Sciences Int’l., (Holdings) Inc.(3)

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.(4)

Executive Director, Hongkong Electric Holdings Limited(5)

Director, The Hongkong and Shanghai Banking Corporation Limited (banking), No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	Hong Kong

Director, Good Energy Limited

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Executive Director and Deputy Chairman, Cheung Kong Infrastructure Holdings Limited(2)

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.(3)

Director, ARA Asset Management (Fortune) Limited(11)

Director, ARA Trust Management (Suntec) Limited(12)

Non-executive Director, ARA Asset Management Limited(13)

Non-executive Director, TOM Group Limited(10)

Non-executive Director, AVIC International Holding (HK) Limited (investment holding), Unit B, 15th Floor, United Centre, 95 Queensway, Hong Kong

Non-executive Director, Excel Technology International Holdings Limited (investment holding), 5/F., 663 King’s Road, North Point, Hong Kong

Non-executive Director, Ruinian International Limited(16)

Non-executive Director, Shougang Concord International Enterprises Company Limited (mining, manufacture and sale of steel and related products, power generation, chartering of vessels), 7th Floor, Bank of East Asia Harbour View Centre, 56 Gloucester Road, Wanchai, Hong Kong

PAU Yee Wan, Ezra	Hong Kong	Director, Good Energy Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	Hong Kong	Director, Good Energy Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong

Director, Good Energy Limited

Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited

Alternate Director, Cheung Kong Infrastructure Holdings Limited(2)

Director, ARA Asset Management (Fortune) Limited(11)

MAN Ka Keung, Simon	Australian	Director, Good Energy Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited Alternate Director, Cheung Kong Infrastructure Holdings Limited(2)

SCHEDULE XV

Executive Officers and Directors of

Oriental Time Investment Limited

Name and Business Address(1b)	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization

LI Tzar Kuoi, Victor	Hong Kong

Director, Oriental Time Investment Limited

Deputy Chairman and Managing Director, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited(2)

Chairman, CK Life Sciences Int’l., (Holdings) Inc.(3)

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.(4)

Executive Director, Hongkong Electric Holdings Limited(5)

Director, The Hongkong and Shanghai Banking Corporation Limited (banking), No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	Hong Kong

Director, Oriental Time Investment Limited

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Executive Director and Deputy Chairman, Cheung Kong Infrastructure Holdings Limited(2)

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.(3)

Director, ARA Asset Management (Fortune) Limited(11)

Director, ARA Trust Management (Suntec) Limited(12)

Non-executive Director, ARA Asset Management Limited(13)

Non-executive Director, TOM Group Limited(10)

Non-executive Director, AVIC International Holding (HK) Limited (investment holding), Unit B, 15th Floor, United Centre, 95 Queensway, Hong Kong

Non-executive Director, Excel Technology International Holdings Limited (investment holding), 5/F., 663 King’s Road, North Point, Hong Kong

Non-executive Director, Ruinian International Limited(16)

Non-executive Director, Shougang Concord International Enterprises Company Limited (mining, manufacture and sale of steel and related products, power generation, chartering of vessels), 7th Floor, Bank of East Asia Harbour View Centre, 56 Gloucester Road, Wanchai, Hong Kong

PAU Yee Wan, Ezra	Hong Kong	Director, Oriental Time Investment Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	Hong Kong	Director, Oriental Time Investment Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong

Director, Oriental Time Investment Limited

Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited

Alternate Director, Cheung Kong Infrastructure Holdings Limited(2)

Director, ARA Asset Management (Fortune) Limited(11)

MAN Ka Keung, Simon	Australian	Director, Oriental Time Investment Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited Alternate Director, Cheung Kong Infrastructure Holdings Limited(2)

SCHEDULE XVI

Executive Officers and Directors of

Well Karin Limited

Name and Business Address(1b)	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization

LI Tzar Kuoi, Victor	Hong Kong

Director, Well Karin Limited

Deputy Chairman and Managing Director, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited(2)

Chairman, CK Life Sciences Int’l., (Holdings) Inc.(3)

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.(4)

Executive Director, Hongkong Electric Holdings Limited(5)

Director, The Hongkong and Shanghai Banking Corporation Limited (banking), No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	Hong Kong

Director, Well Karin Limited

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Executive Director and Deputy Chairman, Cheung Kong Infrastructure Holdings Limited(2)

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.(3)

Director, ARA Asset Management (Fortune) Limited(11)

Director, ARA Trust Management (Suntec) Limited(12)

Non-executive Director, ARA Asset Management Limited(13)

Non-executive Director, TOM Group Limited(10)

Non-executive Director, AVIC International Holding (HK) Limited (investment holding), Unit B, 15th Floor, United Centre, 95 Queensway, Hong Kong

Non-executive Director, Excel Technology International Holdings Limited (investment holding), 5/F., 663 King’s Road, North Point, Hong Kong

Non-executive Director, Ruinian International Limited(16)

Non-executive Director, Shougang Concord International Enterprises Company Limited (mining, manufacture and sale of steel and related products, power generation, chartering of vessels), 7th Floor, Bank of East Asia Harbour View Centre, 56 Gloucester Road, Wanchai, Hong Kong

WOO Chia Ching, Grace	Hong Kong	Director, Well Karin Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong

Director, Well Karin Limited

Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited

Alternate Director, Cheung Kong Infrastructure Holdings Limited(2)

Director, ARA Asset Management (Fortune) Limited(11)

MAN Ka Keung, Simon	Australian	Director, Well Karin Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited Alternate Director, Cheung Kong Infrastructure Holdings Limited(2)

SCHEDULE XVII

Executive Officers and Directors of

Fumanda Limited

Name and Business Address(1b)	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization

LI Tzar Kuoi, Victor	Hong Kong

Director, Fumanda Limited

Deputy Chairman and Managing Director, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited(2)

Chairman, CK Life Sciences Int’l., (Holdings) Inc.(3)

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.(4)

Executive Director, Hongkong Electric Holdings Limited(5)

Director, The Hongkong and Shanghai Banking Corporation Limited (banking), No. 1 Queen’s Road Central, Hong Kong

KAM Hing Lam	Hong Kong

Director, Fumanda Limited

Deputy Managing Director, Cheung Kong (Holdings) Limited

Group Managing Director, Cheung Kong Infrastructure Holdings Limited(2)

President and Chief Executive Officer, CK Life Sciences Int’l., (Holdings) Inc.(3)

Executive Director, Hutchison Whampoa Limited

Executive Director, Hongkong Electric Holdings Limited(5)

Non-executive Director, Spark Infrastructure Group (Infrastructure)

(Level 6, 255 George Street, Sydney, NSW 2000, Australia)

IP Tak Chuen, Edmond	Hong Kong

Director, Fumanda Limited

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Executive Director and Deputy Chairman, Cheung Kong Infrastructure Holdings Limited(2)

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.(3)

Director, ARA Asset Management (Fortune) Limited(11)

Director, ARA Trust Management (Suntec) Limited(12)

Non-executive Director, ARA Asset Management Limited(13)

Non-executive Director, TOM Group Limited(10)

Non-executive Director, AVIC International Holding (HK) Limited (investment holding), Unit B, 15th Floor, United Centre, 95 Queensway, Hong Kong

Non-executive Director, Excel Technology International Holdings Limited (investment holding), 5/F., 663 King’s Road, North Point, Hong Kong

Non-executive Director, Ruinian International Limited(16)

Non-executive Director, Shougang Concord International Enterprises Company Limited (mining, manufacture and sale of steel and related products, power generation, chartering of vessels), 7th Floor, Bank of East Asia Harbour View Centre, 56 Gloucester Road, Wanchai, Hong Kong

PAU Yee Wan, Ezra	Hong Kong	Director, Fumanda Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	Hong Kong	Director, Fumanda Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong

Director, Fumanda Limited

Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited

Alternate Director, Cheung Kong Infrastructure Holdings Limited(2)

Director, ARA Asset Management (Fortune) Limited(11)

MAN Ka Keung, Simon	Australian	Director, Fumanda Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited Alternate Director, Cheung Kong Infrastructure Holdings Limited(2)

SCHEDULE XVIII

Executive Officers and Directors of

Harvestime Holdings Limited

Name and Business Address(1b)	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization

LI Tzar Kuoi, Victor	Hong Kong

Director, Harvestime Holdings Limited
Deputy Chairman and Managing Director, Cheung Kong (Holdings) Limited
Chairman, Cheung Kong Infrastructure Holdings Limited(2)
Chairman, CK Life Sciences Int’l., (Holdings) Inc.(3)
Deputy Chairman and Executive Director, Hutchison Whampoa Limited
Co-Chairman, Husky Energy Inc.(4)
Executive Director, Hongkong Electric Holdings Limited(5)
Director, The Hongkong and Shanghai Banking Corporation Limited (banking), No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	Hong Kong

Director, Harvestime Holdings Limited
Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited
Executive Director and Deputy Chairman, Cheung Kong Infrastructure Holdings Limited(2)
Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.(3)
Director, ARA Asset Management (Fortune) Limited(11)
Director, ARA Trust Management (Suntec) Limited(12)
Non-executive Director, ARA Asset Management Limited(13)
Non-executive Director, TOM Group Limited(10)
Non-executive Director, AVIC International Holding (HK) Limited (investment holding), Unit B, 15th Floor, United Centre, 95 Queensway, Hong Kong
Non-executive Director, Excel Technology International Holdings Limited (investment holding), 5/F., 663 King’s Road, North Point, Hong Kong
Non-executive Director, Ruinian International Limited(16)
Non-executive Director, Shougang Concord International Enterprises Company Limited (mining, manufacture and sale of steel and related products, power generation, chartering of vessels), 7th Floor, Bank of East Asia Harbour View Centre, 56 Gloucester Road, Wanchai, Hong Kong

PAU Yee Wan, Ezra	Hong Kong	Director, Harvestime Holdings Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong

Director, Harvestime Holdings Limited
Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited
Alternate Director, Cheung Kong Infrastructure Holdings Limited(2)
Director, ARA Asset Management (Fortune) Limited(11)

MAN Ka Keung, Simon	Australian	Director, Harvestime Holdings Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited Alternate Director, Cheung Kong Infrastructure Holdings Limited(2)

SCHEDULE XIX

Executive Officers and Directors of

Harrowgate Investments Limited

Name and Business Address(1b)	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization

LI Tzar Kuoi, Victor	Hong Kong

Director, Harrowgate Investments Limited
Deputy Chairman and Managing Director, Cheung Kong (Holdings) Limited
Chairman, Cheung Kong Infrastructure Holdings Limited(2)
Chairman, CK Life Sciences Int’l., (Holdings) Inc.(3)
Deputy Chairman and Executive Director, Hutchison Whampoa Limited
Co-Chairman, Husky Energy Inc.(4)
Executive Director, Hongkong Electric Holdings Limited(5)
Director, The Hongkong and Shanghai Banking Corporation Limited (banking), No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	Hong Kong

Director, Harrowgate Investments Limited
Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited
Executive Director and Deputy Chairman, Cheung Kong Infrastructure Holdings Limited(2)
Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.(3)
Director, ARA Asset Management (Fortune) Limited(11)
Director, ARA Trust Management (Suntec) Limited(12)
Non-executive Director, ARA Asset Management Limited(13)
Non-executive Director, TOM Group Limited(10)
Non-executive Director, AVIC International Holding (HK) Limited (investment holding), Unit B, 15th Floor, United Centre, 95 Queensway, Hong Kong
Non-executive Director, Excel Technology International Holdings Limited (investment holding), 5/F., 663 King’s Road, North Point, Hong Kong
Non-executive Director, Ruinian International Limited(16)
Non-executive Director, Shougang Concord International Enterprises Company Limited (mining, manufacture and sale of steel and related products, power generation, chartering of vessels), 7th Floor, Bank of East Asia Harbour View Centre, 56 Gloucester Road, Wanchai, Hong Kong

PAU Yee Wan, Ezra	Hong Kong	Director, Harrowgate Investments Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong

Director, Harrowgate Investments Limited
Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited
Alternate Director, Cheung Kong Infrastructure Holdings Limited(2)
Director, ARA Asset Management (Fortune) Limited(11)

MAN Ka Keung, Simon	Australian	Director, Harrowgate Investments Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited Alternate Director, Cheung Kong Infrastructure Holdings Limited(2)

SCHEDULE XX

Executive Officers and Directors of

Hislop Resources Limited

Name and Business Address(1b)	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization

LI Tzar Kuoi, Victor	Hong Kong

Director, Hislop Resources Limited
Deputy Chairman and Managing Director, Cheung Kong (Holdings) Limited
Chairman, Cheung Kong Infrastructure Holdings Limited(2)
Chairman, CK Life Sciences Int’l., (Holdings) Inc.(3)
Deputy Chairman and Executive Director, Hutchison Whampoa Limited
Co-Chairman, Husky Energy Inc.(4)
Executive Director, Hongkong Electric Holdings Limited(5)
Director, The Hongkong and Shanghai Banking Corporation Limited (banking), No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	Hong Kong

Director, Hislop Resources Limited
Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited
Executive Director and Deputy Chairman, Cheung Kong Infrastructure Holdings Limited(2)
Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.(3)
Director, ARA Asset Management (Fortune) Limited(11)
Director, ARA Trust Management (Suntec) Limited(12)
Non-executive Director, ARA Asset Management Limited(13)
Non-executive Director, TOM Group Limited(10)
Non-executive Director, AVIC International Holding (HK) Limited (investment holding), Unit B, 15th Floor, United Centre, 95 Queensway, Hong Kong
Non-executive Director, Excel Technology International Holdings Limited (investment holding), 5/F., 663 King’s Road, North Point, Hong Kong
Non-executive Director, Ruinian International Limited(16)
Non-executive Director, Shougang Concord International Enterprises Company Limited (mining, manufacture and sale of steel and related products, power generation, chartering of vessels), 7th Floor, Bank of East Asia Harbour View Centre, 56 Gloucester Road, Wanchai, Hong Kong

PAU Yee Wan, Ezra	Hong Kong	Director, Hislop Resources Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong

Director, Hislop Resources Limited
Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited
Alternate Director, Cheung Kong Infrastructure Holdings Limited(2)
Director, ARA Asset Management (Fortune) Limited(11)

MAN Ka Keung, Simon	Australian	Director, Hislop Resources Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited Alternate Director, Cheung Kong Infrastructure Holdings Limited(2)

SCHEDULE XXI

Executive Officers and Directors of

Mirabole Limited

Name and Business Address(1b)	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization

LI Tzar Kuoi, Victor	Hong Kong

Director, Mirabole Limited
Deputy Chairman and Managing Director, Cheung Kong (Holdings) Limited
Chairman, Cheung Kong Infrastructure Holdings Limited(2)
Chairman, CK Life Sciences Int’l., (Holdings) Inc.(3)
Deputy Chairman and Executive Director, Hutchison Whampoa Limited
Co-Chairman, Husky Energy Inc.(4)
Executive Director, Hongkong Electric Holdings Limited(5)
Director, The Hongkong and Shanghai Banking Corporation Limited (banking), No. 1 Queen’s Road Central, Hong Kong

KAM Hing Lam	Hong Kong

Director, Mirabole Limited
Deputy Managing Director, Cheung Kong (Holdings) Limited
Group Managing Director, Cheung Kong Infrastructure Holdings Limited(2)
President and Chief Executive Officer, CK Life Sciences Int’l., (Holdings) Inc.(3)
Executive Director, Hongkong Electric Holdings Limited(5)
Executive Director, Hutchison Whampoa Limited
Non-executive Director, Spark Infrastructure Group (Infrastructure)
(Level 6, 255 George Street, Sydney, NSW 2000, Australia)

IP Tak Chuen, Edmond	Hong Kong

Director, Mirabole Limited
Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited
Executive Director and Deputy Chairman, Cheung Kong Infrastructure Holdings Limited(2)
Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.(3)
Director, ARA Asset Management (Fortune) Limited(11)
Director, ARA Trust Management (Suntec) Limited(12)
Non-executive Director, ARA Asset Management Limited(13)
Non-executive Director, TOM Group Limited(10)
Non-executive Director, AVIC International Holding (HK) Limited (investment holding), Unit B, 15th Floor, United Centre, 95 Queensway, Hong Kong
Non-executive Director, Excel Technology International Holdings Limited (investment holding), 5/F., 663 King’s Road, North Point, Hong Kong
Non-executive Director, Ruinian International Limited(16)
Non-executive Director, Shougang Concord International Enterprises Company Limited (mining, manufacture and sale of steel and related products, power generation, chartering of vessels), 7th Floor, Bank of East Asia Harbour View Centre, 56 Gloucester Road, Wanchai, Hong Kong

PAU Yee Wan, Ezra	Hong Kong	Director, Mirabole Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	Hong Kong	Director, Mirabole Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong

Director, Mirabole Limited
Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited
Alternate Director, Cheung Kong Infrastructure Holdings Limited(2)
Director, ARA Asset Management (Fortune) Limited(11)

MAN Ka Keung, Simon	Australian	Director, Mirabole Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited Alternate Director, Cheung Kong Infrastructure Holdings Limited(2)

SCHEDULE XXII

Executive Officers and Directors of

Wealth Pleasure Limited

Name and Business Address(1b)	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization

LI Tzar Kuoi, Victor	Hong Kong

Director, Wealth Pleasure Limited
Deputy Chairman and Managing Director, Cheung Kong (Holdings) Limited
Chairman, Cheung Kong Infrastructure Holdings Limited(2)
Chairman, CK Life Sciences Int’l., (Holdings) Inc.(3)
Deputy Chairman and Executive Director, Hutchison Whampoa Limited
Co-Chairman, Husky Energy Inc.(4)
Executive Director, Hongkong Electric Holdings Limited(5)
Director, The Hongkong and Shanghai Banking Corporation Limited (banking), No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	Hong Kong

Director, Wealth Pleasure Limited
Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited
Executive Director and Deputy Chairman, Cheung Kong Infrastructure Holdings Limited(2)
Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.(3)
Director, ARA Asset Management (Fortune) Limited(11)
Director, ARA Trust Management (Suntec) Limited(12)
Non-executive Director, ARA Asset Management Limited(13)
Non-executive Director, TOM Group Limited(10)
Non-executive Director, AVIC International Holding (HK) Limited (investment holding), Unit B, 15th Floor, United Centre, 95 Queensway, Hong Kong
Non-executive Director, Excel Technology International Holdings Limited (investment holding), 5/F., 663 King’s Road, North Point, Hong Kong
Non-executive Director, Ruinian International Limited(16)
Non-executive Director, Shougang Concord International Enterprises Company Limited (mining, manufacture and sale of steel and related products, power generation, chartering of vessels), 7th Floor, Bank of East Asia Harbour View Centre, 56 Gloucester Road, Wanchai, Hong Kong

WOO Chia Ching, Grace	Hong Kong	Director, Wealth Pleasure Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong

Director, Wealth Pleasure Limited
Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited
Alternate Director, Cheung Kong Infrastructure Holdings Limited(2)
Director, ARA Asset Management (Fortune) Limited(11)

MAN Ka Keung, Simon	Australian	Director, Wealth Pleasure Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited Alternate Director, Cheung Kong Infrastructure Holdings Limited(2)

SCHEDULE XXIII

Executive Officers and Directors of

Guidefield Limited

Name and Business Address(1b)	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization

LI Tzar Kuoi, Victor	Hong Kong

Director, Guidefield Limited
Deputy Chairman and Managing Director, Cheung Kong (Holdings) Limited
Chairman, Cheung Kong Infrastructure Holdings Limited(2)
Chairman, CK Life Sciences Int’l., (Holdings) Inc.(3)
Deputy Chairman and Executive Director, Hutchison Whampoa Limited
Co-Chairman, Husky Energy Inc.(4)
Executive Director, Hongkong Electric Holdings Limited(5)
Director, The Hongkong and Shanghai Banking Corporation Limited (banking), No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	Hong Kong

Director, Guidefield Limited
Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited
Executive Director and Deputy Chairman, Cheung Kong Infrastructure Holdings Limited(2)
Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.(3)
Director, ARA Asset Management (Fortune) Limited(11)
Director, ARA Trust Management (Suntec) Limited(12)
Non-executive Director, ARA Asset Management Limited(13)
Non-executive Director, TOM Group Limited(10)
Non-executive Director, AVIC International Holding (HK) Limited (investment holding), Unit B, 15th Floor, United Centre, 95 Queensway, Hong Kong
Non-executive Director, Excel Technology International Holdings Limited (investment holding), 5/F., 663 King’s Road, North Point, Hong Kong
Non-executive Director, Ruinian International Limited(16)
Non-executive Director, Shougang Concord International Enterprises Company Limited (mining, manufacture and sale of steel and related products, power generation, chartering of vessels), 7th Floor, Bank of East Asia Harbour View Centre, 56 Gloucester Road, Wanchai, Hong Kong

PAU Yee Wan, Ezra	Hong Kong	Director, Guidefield Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	Hong Kong	Director, Guidefield Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong

Director, Guidefield Limited
Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited
Alternate Director, Cheung Kong Infrastructure Holdings Limited(2)
Director, ARA Asset Management (Fortune) Limited(11)

MAN Ka Keung, Simon	Australian	Director, Guidefield Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited Alternate Director, Cheung Kong Infrastructure Holdings Limited(2)

SCHEDULE XXIV

Executive Officers and Directors of

Hey Darley Limited

Name and Business Address(1b)	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization

LI Tzar Kuoi, Victor	Hong Kong

Director, Hey Darley Limited
Deputy Chairman and Managing Director, Cheung Kong (Holdings) Limited
Chairman, Cheung Kong Infrastructure Holdings Limited(2)
Chairman, CK Life Sciences Int’l., (Holdings) Inc.(3)
Deputy Chairman and Executive Director, Hutchison Whampoa Limited
Co-Chairman, Husky Energy Inc.(4)
Executive Director, Hongkong Electric Holdings Limited(5)
Director, The Hongkong and Shanghai Banking Corporation Limited (banking), No. 1 Queen’s Road Central, Hong Kong

KAM Hing Lam	Hong Kong

Director, Hey Darley Limited
Deputy Managing Director, Cheung Kong (Holdings) Limited
Group Managing Director, Cheung Kong Infrastructure Holdings Limited(2)
President and Chief Executive Officer, CK Life Sciences Int’l., (Holdings) Inc.(3)
Executive Director, Hongkong Electric Holdings Limited(5)
Executive Director, Hutchison Whampoa Limited
Non-executive Director, Spark Infrastructure Group (Infrastructure)
(Level 6, 255 George Street, Sydney, NSW 2000, Australia)

IP Tak Chuen, Edmond	Hong Kong

Director, Hey Darley Limited
Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited
Executive Director and Deputy Chairman, Cheung Kong Infrastructure Holdings Limited(2)
Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.(3)
Director, ARA Asset Management (Fortune) Limited(11)
Director, ARA Trust Management (Suntec) Limited(12)
Non-executive Director, ARA Asset Management Limited(13)
Non-executive Director, TOM Group Limited(10)
Non-executive Director, AVIC International Holding (HK) Limited (investment holding), Unit B, 15th Floor, United Centre, 95 Queensway, Hong Kong
Non-executive Director, Excel Technology International Holdings Limited (investment holding), 5/F., 663 King’s Road, North Point, Hong Kong
Non-executive Director, Ruinian International Limited(16)
Non-executive Director, Shougang Concord International Enterprises Company Limited (mining, manufacture and sale of steel and related products, power generation, chartering of vessels), 7th Floor, Bank of East Asia Harbour View Centre, 56 Gloucester Road, Wanchai, Hong Kong

PAU Yee Wan, Ezra	Hong Kong	Director, Hey Darley Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	Hong Kong	Director, Hey Darley Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong

Director, Hey Darley Limited
Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited
Alternate Director, Cheung Kong Infrastructure Holdings Limited(2)
Director, ARA Asset Management (Fortune) Limited(11)

MAN Ka Keung, Simon	Australian	Director, Hey Darley Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited Alternate Director, Cheung Kong Infrastructure Holdings Limited(2)

SCHEDULE XXV

Executive Officers and Directors of

Cheung Kong Enterprises Limited

Name and Business Address(1b)	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization

LI Tzar Kuoi, Victor	Hong Kong

Director, Cheung Kong Enterprises Limited
Deputy Chairman and Managing Director, Cheung Kong (Holdings) Limited
Chairman, Cheung Kong Infrastructure Holdings Limited(2)
Chairman, CK Life Sciences Int’l., (Holdings) Inc.(3)
Deputy Chairman and Executive Director, Hutchison Whampoa Limited
Co-Chairman, Husky Energy Inc.(4)
Executive Director, Hongkong Electric Holdings Limited(5)
Director, The Hongkong and Shanghai Banking Corporation Limited (banking), No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	Hong Kong

Director, Cheung Kong Enterprises Limited
Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited
Executive Director amd Deputy Chairman, Cheung Kong Infrastructure Holdings Limited(2)
Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.(3)
Director, ARA Asset Management (Fortune) Limited(11)
Director, ARA Trust Management (Suntec) Limited(12)
Non-executive Director, ARA Asset Management Limited(13)
Non-executive Director, TOM Group Limited(10)
Non-executive Director, AVIC International Holding (HK) Limited (investment holding), Unit B, 15th Floor, United Centre, 95 Queensway, Hong Kong
Non-executive Director, Excel Technology International Holdings Limited (investment holding), 5/F., 663 King’s Road, North Point, Hong Kong
Non-executive Director, Ruinian International Limited(16)
Non-executive Director, Shougang Concord International Enterprises Company Limited (mining, manufacture and sale of steel and related products, power generation, chartering of vessels), 7th Floor, Bank of East Asia Harbour View Centre, 56 Gloucester Road, Wanchai, Hong Kong

Notes to Schedules:

(1a)	Unless otherwise indicated, the business address of each of the named persons is 22nd Floor, Hutchison House, 10 Harcourt Road, Hong Kong.

(1b)	Unless otherwise indicated, the business address of each of the named persons is 7th Floor, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong.

(2)

The principal business address of Cheung Kong Infrastructure Holdings Limited is 12th Floor, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong. The principal business of Cheung Kong Infrastructure Holdings Limited is development, investment and operation of infrastructure businesses in Hong Kong, the Mainland, Australia, New Zealand, the United Kingdom, Canada and the Philippines.

(3)

The principal business address of CK Life Sciences Int’l., (Holdings) Inc. is 7th Floor, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong. The principal business of CK Life Sciences Int’l., (Holdings) Inc. is investment holding, research and development, manufacturing, commercialization, marketing and selling of environmental and human health products and water business, as well as investment in various financial and investment products.

(4)

The principal business address of Husky Energy Inc. is 707-8th Avenue S.W., Box 6525, Station D, Calgary, Alberta, Canada, T2P 3G7. The principal business of Husky Energy Inc. is investment in oil and gas.

(5)

The principal business address of Hongkong Electric Holdings Limited is 44 Kennedy Road, Hong Kong. The principal business of Hongkong Electric Holdings Limited is generation and supply of electricity.

(6)

The principal business address of Hutchison Telecommunications (Australia) Limited is Building A, 207 Pacific Highway, St. Leonards NSW 2065, Sydney, Australia. The principal business of Hutchison Telecommunications (Australia) Limited is telecommunications.

(7)

The principal business address of Hutchison Telecommunications Hong Kong Holdings Limited is 22nd Floor, Hutchison House, 10 Harcourt Road, Hong Kong. The principal business of Hutchison Telecommunications Hong Kong Holdings Limited is the provision of mobile telecommunications services in Hong Kong and Macau and fixed-line telecommunications services in Hong Kong.

(8)

The principal business address of Hutchison Harbour Ring Limited is 22nd Floor, Hutchison House, 10 Harcourt Road, Hong Kong. The principal business of Hutchison Harbour Ring Limited is principally engaged in property investment, provision of integrated solutions of design and distribution of mobile phone accessories and other high-end electronic products as well as licencing and sourcing of consumer products.

(9)

The principal business address of Hutchison Telecommunications International Limited is 22nd Floor, Hutchison House, 10 Harcourt Road, Hong Kong. The principal business of Hutchison Telecommunications International Limited is the provision of mobile and fixed-line telecommunications services.

(10)

The principal business address of TOM Group Limited is 48/F., The Center, 99 Queen’s Road Central, Central, Hong Kong. The principal business of TOM Group Limited is the provision of internet, outdoor media, publishing, sports, television and entertainment across markets in Mainland China, Taiwan and Hong Kong.

(11)

The principal business address of ARA Asset Management (Fortune) Limited is 6 Temasek Boulevard, #16-02, Suntec Tower Four, Singapore 038986. ARA Asset Management (Fortune) Limited is the manager of Fortune Real Estate Investment Trust which holds a portfolio of fourteen retail malls and properties in Hong Kong.

(12)

The principal business address of ARA Trust Management (Suntec) Limited is 6 Temasek Boulevard, #16-02 to #16-05, Suntec Tower Four, Singapore 038986. ARA Trust Management (Suntec) Limited is the manager of Suntec Real Estate Investment Trust which holds a portfolio of retail and office properties, a one-third interest in a prime office property and a 20% interest in a convention centre in Singapore.

(13)

The principal business address of ARA Asset Management Limited is 6 Temasek Boulevard, #16-02, Suntec Tower Four, Singapore 038986. The business of ARA Asset Management Limited comprises four primary segments: real estate investment trust management, private fund management, real estate management services and corporate finance advisory services.

(14)

The principal business address of ARA Asset Management (Prosperity) Limited is Units 5508-10, 55th Floor, The Center, 99 Queen’s Road Central, Hong Kong. ARA Asset Management (Prosperity) Limited is the manager of Prosperity Real Estate Investment Trust which holds a portfolio of 7 office, industrial/office and industrial properties in Hong Kong.

(15)

The registered address of ARA Fund Management (Asia Dragon) Limited is Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. ARA Fund Management (Asia Dragon) Limited is the portfolio manager of the ARA Asia Dragon Fund, a private real estate fund investing in a diversified portfolio of real estate investments in various growth economies of Asia.

(16)

The registered address of Ruinian International Limited is Unit A, 10/F, China Overseas Building, No. 139 Hennessy Road, Wanchai, Hong Kong. The principal business of Ruinian International Limited are manufacturing and selling of nutritional supplements and general health food products and health drinks.